EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CatchMark First Quarter Revenues Increase 20%
Company Raises Prior Full-Year Adjusted EBITDA Forecast by More than 20%

ATLANTA - May 14, 2014 - CatchMark Timber Trust, Inc. (NYSE: CTT) today announced first quarter results for the period ended March 31, 2014 and issued new guidance for full year 2014, increasing the prior forecast for full-year Adjusted EBITDA by more than 20%.
Company highlights for the first quarter include:

•	Total revenues increased 20% to $8.9 million compared to first quarter 2013, driven by a 32% increase in timber sales volume and higher pricing for both pulpwood and sawtimber products.

•	Average net prices for pulpwood and sawtimber increased by 23% and 9%, respectively, compared to first quarter 2013, driven by wet weather conditions and increases in market demand.

•	Adjusted EBITDA increased by 56% to $1.9 million compared to first quarter 2013 and net loss decreased by 80% to $0.4 million.

•
The company entered into an agreement to purchase and subsequently acquired 36,300 acres of extremely high-quality timberlands located in Georgia and Texas (Waycross-Panola) in a $74 million transaction which is expected to add 180,000 to 200,000 tons to the company’s annual harvest volume.

•	A buyer exercised an option to acquire 3,000 acres of company timberland holdings in Georgia for approximately $9 million-the transaction is scheduled to close during the fourth quarter.
CatchMark also declared a $0.11 per share dividend to stockholders of record as of May 30th, payable on June 16th.

Revised 2014 Outlook
Jerry Barag, CatchMark’s President and CEO, said: “We are increasing our forecast for full year 2014 as a result of better than expected performance from our existing timberland and Waycross-Panola acquisition as well as increased land sales activity. For the full year 2014, we expect our Adjusted EBITDA to be between $16 million and $17 million and our net income to be between $1.0 million and $1.5 million, excluding any one-time expenses related to future acquisitions. Our harvest volumes have increased as a result of our revised operating strategy, end market conditions continue to improve, and we have built a strong acquisitions pipeline to continue our growth trajectory.”
Willis J. Potts, Jr., CatchMark’s Chairman of the Board, said: “We are very pleased that our new management team is executing our business strategy and delivering solid results, which should provide steadily improving returns for our stockholders over time.”
Overview of 2014 First Quarter Results
For the three months ended March 31, 2014, revenues increased to $8.9 million from $7.4 million for the three months ended March 31, 2013 due to an increase in timber sales of $1.9 million, partially offset by a decrease in timberland sales of $0.5 million. Timber sales increased primarily due to a 32% increase in harvest volume and higher product pricing over the three months ended March 31, 2013.
Changes in Levels of Timberland Activity

	Three Months Ended March 31,		Change
	2014	2013	%
Timber sales volume (tons)
Pulpwood	177,240	127,440	39%
Sawtimber (1)	86,311	71,720	20%
	263,551	199,160	32%
Net timber sales price (per ton)(2)
Pulpwood	$14	$11	23%
Sawtimber	$22	$21	9%
Timberland sales
Gross sales	$65,250	$543,950
Sales volumes (acres)	29	253
Sales price (per acre)	$2,250	$2,150
(1)Includes sales of chip-n-saw and sawtimber.

(2)
Prices per ton are rounded to the nearest dollar and shown on a stumpage basis (i.e., net of contract logging and hauling costs) and, as such, the sum of these prices multiplied by the tons sold does not equal timber sales in the accompanying consolidated statements of operations for the three months ended March 31, 2014 and 2013.

Net loss improved to approximately $0.4 million for the three months ended March 31, 2014 from approximately $2.0 million for the three months ended March 31, 2013. Adjusted EBITDA was $1.9 million, a $0.7 million increase compared to the three months ended March 31, 2013, primarily due to the increase in net timber sales and improved product pricing.
Barag said: “In spite of challenging weather conditions, we managed to realize strong operating results in the quarter. We are continually committed to maximizing the value of our timberlands through operational excellence for the benefit of our stockholders.”
Adjusted EBITDA

	Three Months Ended March 31,
	2014	2013
Net loss	$(388,059)	$(1,986,734)
Add:
Depletion	1803532	2,045,353
Basis of timberland sold	37,987	337,000
Amortization (1)	95,756	114,906
Stock-based compensation expense	82,997	—
Unrealized gain on interest rate swaps that do not qualify for hedge accounting treatment	—	(128,934)
Interest expense (1)	310,122	861,742
Adjusted EBITDA	$1,942,335	$1,243,333

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

Conference Call

CatchMark will host a conference call and live webcast at 10 a.m. EDT on Thursday, May 15, 2014 to discuss these results.
Investors may listen to the conference call by dialing 1-800-344-6491 for U.S/Canada and 1-785-830-7988 for international callers.  Participants will be asked to provide conference I.D. number 6935077. Access to the live webcast will be available at www.catchmark.com.  A replay of this webcast will be archived on the company’s website shortly after the call.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 313,700 acres of timberland located in Georgia, Alabama, and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals a unique opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions in Alabama, Georgia, and Texas where our timberlands are located, changes in timber prices and the impact on our revenues, changes in the supply of timberlands available for acquisition that meet our investment criteria, our ability to access external sources of capital and the impact that potential increases in interest rates could have on our business, and industry trends. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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Contacts

Investors:            Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858.9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com